Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 13, 2019 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2019.

For the full year 2019, revenue totaled $2.21 billion, increasing 12% from the prior year revenue of $1.98 billion. Organic growth in 2019 was 5%.

For the full year 2019, Income from continuing operations totaled $45.6 million, or $1.06 per share, compared to $33.3 million, or $0.78 per share, in the prior year. Current year results included a benefit from the reversal of contingent consideration related to the Kelkay acquisition of $1.6 million ($1.3 million, net of tax, or $0.03 per share) and discrete and certain other tax provisions, net, that affect comparability of $2.0 million or $0.05 per share. Prior year results included acquisition costs of $7.6 million ($5.0 million, net of tax, or $0.12 per share), special dividend ESOP charges of $3.2 million ($2.1 million, net tax, or $0.05), secondary equity offering costs of $1.2 million ($0.8 million, net tax, or $0.02), cost of life insurance benefit of $2.6 million ($0.2 million, net tax, or $0.01); and discrete and certain other tax benefits, net, that affect comparability of $9.4 million or $0.22 per share. Excluding these items, current year adjusted income from continuing operations was $46.3 million, or $1.08 per share compared to $32.1 million, or $0.76 per share, in the prior year, a 42% increase.

For the full year 2019, Adjusted EBITDA from continuing operations totaled $200 million, increasing 19% from the prior year of $168 million. Unallocated amounts (primarily corporate overhead) in 2019 and 2018 were $46 million and $45 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $246 million in 2019, increasing 15% from the prior year of $213 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure).

Fourth quarter revenue from continuing operations of $574 million increased 5% compared to the prior year quarter revenue of $546 million. All growth in the quarter was organic.

Fourth quarter Income from continuing operations totaled $16.3 million, or $0.37 per share, compared to $1.0 million, or $0.02 per share, in the prior year quarter. Current year results included a benefit from the reversal of contingent consideration related to the Kelkay acquisition of $1.6 million ($1.3 million, net of tax, or $0.03 per share) and discrete and certain other tax provisions, net, that affect comparability of $2.3 million or $0.05 per share. Prior year quarter results included discrete and certain other tax provisions, net, that affect comparability of $14.7 million or $0.35 per share. Excluding these items, current year Adjusted income from continuing operations was $17.3 million, or $0.40 per share compared to $15.7 million, or $0.38 per share, in the prior year quarter, a 5% increase.

Fourth quarter Adjusted EBITDA from continuing operations totaled $59 million, increasing 8% from the prior year quarter of $55 million. Unallocated amounts (primarily corporate overhead) in 2019 and 2018 were $12 million and $13 million, respectively. Adjusted EBITDA excluding unallocated amounts totaled $71 million in 2019, increasing 5% from the prior year of $67 million.

Ronald J. Kramer, Chairman and Chief Executive Officer, commented "We are pleased with our results for the fiscal fourth quarter and full-year 2019 highlighted by strong organic growth and excellent progress on our acquisition integration activities driving increased margin and free cash flow. Our team continues to work hard to identify growth opportunities, while focusing on the optimization of our businesses to enhance returns to shareholders. This is underscored by the AMES' next generation business platform investments that we announced today. This multiyear project will improve our manufacturing and distribution efficiency, strengthen our customer relationships and provide enhanced analytics. In addition to the growth, efficiency and competitive benefits, this initiative is intended to further expand our operating margin and free cash flow. We look forward to building on our success in the years ahead."

Segment Operating Results
Home & Building Products
Home & Building Products ("HBP") revenue in 2019 totaled $1.87 billion, increasing 13% from the prior year, with 8% due to Clopay Corporation's ("Clopay") acquisition of CornellCookson. Both The AMES Companies, Inc. ("AMES") and Clopay generated increased revenue from favorable mix and pricing of 4% and volume of 3%, partially offset by a 1% unfavorable impact due to foreign exchange. Organic growth was 6%. 2019 Cornell Cookson revenue was $203 million.

HBP Adjusted EBITDA for 2019 was $211 million, increasing 19% compared to the prior year, primarily driven by the increased revenue as noted above, partially offset by increased material and tariff costs at both AMES and Clopay and an unfavorable impact due to foreign exchange. Adjusted EBITDA margin was 11.2% in 2019 compared to 10.7% in the prior year.

HBP revenue in the current quarter totaling $465 million increased 5% from the prior year quarter, driven both by AMES and Clopay revenue increases from favorable mix and pricing of 4% and volume of 2%, partially offset by a 1% unfavorable impact due to foreign exchange. Organic growth was 5%.

HBP Adjusted EBITDA in the current quarter was $52 million, increasing 9% from the prior year quarter due to the benefit of increased revenue, partially offset by increased material and tariff costs at both AMES and Clopay. Adjusted EBITDA margin was 11.3% in the fourth quarter of 2019 compared to 10.8% in the prior year quarter.

AMES Strategic Initiative

Griffon is developing a next-generation business platform for The AMES Companies and its ClosetMaid business (collectively "AMES") to enhance the growth, efficiency, and competitiveness of its U.S. operations.

This initiative includes three key development areas. First, multiple independent information systems will be unified into a single data and analytics platform which will serve the whole AMES U.S. enterprise. Second, certain AMES U.S. operations will be consolidated to optimize facilities footprint and talent. Third, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth.

The roll-out of the new business platform will occur over approximately a three-year period, with completion expected by the end of calendar 2022. When fully implemented, these actions will result in an annual cash savings of $15 to $20 million, and a $20 to $25 million reduction in inventory at current operating levels.

The cost to implement this new business platform, over the three-year duration of the project, will include approximately $35 million of one-time charges and approximately $40 million in capital investments. The one-time charges are comprised of $16 million of cash charges, which includes $12 million of personnel-related costs such as training, severance, and duplicate personnel costs as well as $4 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

In addition to the growth, efficiency and competitive benefits, this initiative is intended to increase our operating margin and free cash flow.

Defense Electronics
Defense Electronics revenue in 2019 totaled $335 million, increasing 3% from 2018, primarily due to increased volume of ground and airborne maritime surveillance radars, partially offset by Multi-Mode airborne maritime surveillance systems.

Defense Electronics Adjusted EBITDA for 2019 was $35 million, decreasing 3% from 2018, primarily due to unfavorable mix and efficiencies associated with Multi-Mode maritime surveillance systems, partially offset by reduced operating expenses. Adjusted EBITDA margin was 10.5% in 2019 compared to 11.1% in the prior year.

Defense Electronics revenue in the current quarter totaled $109 million, increasing 8% from the prior year quarter, due to increased volume of ground and airborne maritime surveillance radars, partially offset by Multi-Mode airborne maritime surveillance systems.

Defense Electronics Adjusted EBITDA in the current quarter was $18 million, decreasing 5% from the prior year quarter, primarily due to unfavorable mix and efficiencies associated with Multi-Mode maritime surveillance systems, as well as increased research and development costs. Adjusted EBITDA margin was 16.5% in the fourth quarter of 2019 compared to 18.9% in the prior year quarter.

Contract backlog was $389 million at September 30, 2019, compared to $374 million at September 30, 2018, restated for the adoption of revenue recognition guidance effective October 1, 2018, with 72% expected to be fulfilled in the next 12 months. During the year, Defense Electronics was awarded several new contracts and received incremental funding on existing contracts approximating $350 million, which translates into a book to bill ratio of 1.05.

Taxes
The Company reported pretax income from continuing operations for the years ended September 30, 2019 and 2018 and recognized a tax provision of 36.8% compared to 1.6%, respectively. The 2019 and 2018 tax rates included $2.0 million and $(9.4) million, respectively, of net discrete tax provisions (benefits) primarily from tax reform adoption and certain other items that affect comparability. Excluding these items, the effective tax rates for the years ended September 30, 2019 and 2018 were 34.3% and 33.8%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2019, the Company had cash and equivalents of $72 million and total debt outstanding of $1.1 billion, resulting in a net debt position of $1.0 billion. $279 million was available for borrowing under the revolving credit facility subject to certain loan covenants. Capital expenditures were $45 million for the year ended September 30, 2019.

Share Repurchases
In each of August 2016 and August 2018, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During 2019, Griffon purchased an aggregate of 37,500 shares of common stock for a total of $0.4 million or $9.92 per share; there were no repurchases during the fourth quarter. At September 30, 2019, $58.0 million remained under existing Board authorizations.

Conference Call Information
The Company will hold a conference call today, November 13, 2019, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13695673. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, November 13, 2019 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13695673. The replay will be available through Wednesday, November 27, 2019 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availabiliy of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act of 2017. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through two reportable segments:

•	HBP segment consists of two companies, AMES and Clopay:

AMES, founded in 1774, is the leading North American manufacturer and a global provider of branded consumer and professional tools, landscaping products, and outdoor lifestyle solutions. In 2018, we acquired ClosetMaid, a leader in wood and wire closet organization, general living storage and wire garage storage products for homeowners and professionals.

Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Founded in 1964, Clopay sells residential and commercial sectional garage doors through professional dealers and leading home center retail chains throughout North America. In 2018, we acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional, and retail use.

•
Defense Electronics consists of Telephonics Corporation ("Telephonics"), founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
REVENUE	2019	2018	2019	2018
Home & Building Products:
AMES	$222,692	$216,276	$1,000,608	$953,612
Clopay	242,025	227,898	873,640	697,969
Home & Building Products	464,717	444,174	1,874,248	1,651,581
Defense Electronics	109,447	101,331	335,041	326,337
Total revenue	$574,164	$545,505	$2,209,289	$1,977,918

ADJUSTED EBITDA
Home & Building Products	$52,404	$48,150	$210,838	$177,400
Defense Electronics	18,103	19,107	35,104	36,063
Total	70,507	67,257	245,942	213,463
Unallocated amounts*	(11,797)	(12,690)	(46,302)	(45,343)
Adjusted EBITDA	58,710	54,567	199,640	168,120
Net interest expense	(16,537)	(15,389)	(67,260)	(63,871)
Depreciation and amortization	(15,676)	(15,485)	(61,848)	(55,803)
Acquisition costs	—	—	—	(7,597)
Special dividend ESOP charges	—	—	—	(3,220)
Secondary equity offering costs	—	—	—	(1,205)
Cost of life insurance benefits	—	—	—	(2,614)
Acquisition contingent consideration	1,646	—	1,646	—
Income before taxes from continuing operations	$28,143	$23,693	$72,178	$33,810
* Primarily Corporate Overhead

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018
Revenue	$574,164	$545,505	$2,209,289	$1,977,918
Cost of goods and services	413,928	397,164	1,614,020	1,448,737
Gross profit	160,236	148,341	595,269	529,181
Selling, general and administrative expenses	116,478	110,151	460,004	436,380
Income from continuing operations	43,758	38,190	135,265	92,801
Other income (expense)
Interest expense	(16,732)	(15,595)	(68,066)	(65,568)
Interest income	195	206	806	1,697
Other, net	922	892	4,173	4,880
Total other income (expense)	(15,615)	(14,497)	(63,087)	(58,991)
Income before taxes from continuing operations	28,143	23,693	72,178	33,810
Provision for income taxes	11,892	22,662	26,556	555
Income from continuing operations	$16,251	$1,031	$45,622	$33,255
Discontinued operations:
Income (loss) from operations of discontinued businesses	(50)	(4,661)	(11,050)	119,981
Provision (benefit) for income taxes	106	(2,212)	(2,715)	27,558
Income (loss) from discontinued operations	(156)	(2,449)	(8,335)	92,423
Net income (loss)	$16,095	$(1,418)	$37,287	$125,678
Income from continuing operations	$0.40	$0.03	$1.11	$0.81
Income (loss) from discontinued operations	—	(0.06)	(0.20)	2.25
Basic earnings (loss) per common share	$0.39	$(0.04)	$0.91	$3.06
Weighted-average shares outstanding	41,071	40,326	40,934	41,005
Income from continuing operations	$0.37	$0.02	$1.06	$0.78
Income (loss) from discontinued operations	—	(0.06)	(0.20)	2.18
Diluted earnings (loss) per common share	$0.37	$(0.04)	$0.87	$2.96
Weighted-average shares outstanding	43,540	40,326	42,888	42,422
Net income (loss)	$16,095	$(1,418)	$37,287	$125,678
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(4,517)	114	(8,460)	9,403
Pension and other post retirement plans	(23,607)	6,328	(23,055)	16,381
Gain (loss) on cash flow hedge	(75)	(27)	(289)	585
Total other comprehensive income (loss), net of taxes	(28,199)	6,415	(31,804)	26,369
Comprehensive income	$(12,104)	$4,997	$5,483	$152,047

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2019	At September 30, 2018
CURRENT ASSETS
Cash and equivalents	$72,377	$69,758
Accounts receivable, net of allowances of $7,881 and $6,408	264,450	280,509
Contract costs and recognized income not yet billed, net of progress payments of $13,861 and $3,172	105,111	121,803
Inventories	442,121	398,359
Prepaid and other current assets	40,799	42,121
Assets of discontinued operations	321	324
Total Current Assets	925,179	912,874
PROPERTY, PLANT AND EQUIPMENT, net	337,326	342,492
GOODWILL	437,067	439,395
INTANGIBLE ASSETS, net	356,639	370,858
OTHER ASSETS	15,840	16,355
ASSETS OF DISCONTINUED OPERATIONS	2,888	2,916
Total Assets	$2,074,939	$2,084,890
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$10,525	$13,011
Accounts payable	250,576	233,658
Accrued liabilities	124,665	139,192
Liabilities of discontinued operations	4,333	7,210
Total Current Liabilities	390,099	393,071
LONG-TERM DEBT, net	1,093,749	1,108,071
OTHER LIABILITIES	109,997	106,710
LIABILITIES OF DISCONTINUED OPERATIONS	3,331	2,647
Total Liabilities	1,597,176	1,610,499
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 82,775 and 81,520, respectively.	20,694	20,380
Capital in excess of par value	519,017	503,396
Retained earnings	568,516	550,523
Treasury shares, at cost, 35,969 common shares and 35,846 common shares	(536,308)	(534,830)
Accumulated other comprehensive loss	(65,916)	(34,112)
Deferred compensation	(28,240)	(30,966)
Total Shareholders’ Equity	477,763	474,391
Total Liabilities and Shareholders’ Equity	$2,074,939	$2,084,890

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2019	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$37,287	$125,678	$14,912
Net (income) loss from discontinued operations	8,335	(92,423)	2,871
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation and amortization	61,848	55,803	47,878
Stock-based compensation	13,285	10,078	8,090
Provision for losses on accounts receivable	535	96	271
Amortization of deferred financing costs and debt discounts	5,393	5,219	4,511
Deferred income tax	(2,222)	(17,633)	2,341
Gain (loss) on sale/disposal of assets and investments	(179)	290	(126)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	8,279	2,681	(19,131)
Increase in inventories	(24,938)	(52,122)	(29,299)
Increase in prepaid and other assets	(4,285)	(2,285)	(4,781)
Increase in accounts payable, accrued liabilities and income taxes payable	7,638	11,078	17,541
Other changes, net	2,982	11,732	4,073
Net cash provided by operating activities - continuing operations	113,958	58,192	49,151
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(45,361)	(50,138)	(34,937)
Acquired business, net of cash acquired	(9,219)	(430,932)	(34,719)
Investment sales (purchases)	(149)	—	(1,824)
Proceeds (payments) from sale of business	(9,500)	474,727	—
Insurance proceeds (payments)	(10,604)	8,254	—
Proceeds from sale of property, plant and equipment	280	663	143
Net cash provided by (used in) investing activities - continuing operations	(74,553)	2,574	(71,337)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(13,676)	(49,797)	(10,325)
Purchase of shares for treasury	(1,478)	(45,605)	(15,841)
Proceeds from long-term debt	201,748	443,058	233,443
Payments of long-term debt	(218,248)	(300,993)	(170,454)
Change in short-term borrowings	(366)	144	—
Share premium payment on settled debt	—	—	(24,997)
Financing costs	(1,090)	(7,793)	(1,548)
Purchase of ESOP shares	—	—	(10,908)
Contingent consideration for acquired businesses	(1,686)	—	—

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Other, net	(180)	51	(70)
Net cash provided by (used) in financing activities - continuing operations	(34,976)	39,065	(700)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(2,123)	(45,624)	47,193
Net cash used in investing activities	—	(10,762)	(45,075)
Net cash used in financing activities	—	(22,541)	(4,268)
Net cash used in discontinued operations	(2,123)	(78,927)	(2,150)
Effect of exchange rate changes on cash and equivalents	313	1,173	164
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	2,619	22,077	(24,872)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	69,758	47,681	72,553
CASH AND EQUIVALENTS AT END OF PERIOD	$72,377	$69,758	$47,681
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$63,334	$59,793	$48,137
Cash paid for taxes	25,339	32,140	20,998

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations to Adjusted earnings per common share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2019	2018	2019	2018
Income from continuing operations	$16,251	$1,031	$45,622	$33,255
Adjusting items:
Acquisition costs	—	—	—	7,597
Contract settlement charges	—	—	—	—
Acquisition contingent consideration	(1,646)		(1,646)	—
Special dividend ESOP charges	—	—	—	3,220
Secondary equity offering costs	—	—	—	1,205
Cost of life insurance benefit	—	—	—	2,614
Tax impact of above items	313	—	313	(6,421)
Discrete and other certain tax provisions (benefits)	2,334	14,696	2,035	(9,384)
Adjusted income from continuing operations	$17,252	$15,727	$46,324	$32,086

Earnings per common share from continuing operations	$0.37	$0.02	$1.06	$0.78

Adjusting items, net of tax:
Acquisition costs	—	—	—	0.12
Acquisition contingent consideration	(0.03)	—	(0.03)	—
Special dividend ESOP charges	—	—	—	0.05
Secondary equity offering costs	—	—	—	0.02
Cost of life insurance benefit	—	—	—	0.01
Discrete and other certain tax provisions (benefits)	0.05	0.35	0.05	(0.22)
Adjusted earnings per share from continuing operations	$0.40	$0.38	$1.08	$0.76
Weighted-average shares outstanding (in thousands)	43,540	41,797	42,888	42,422

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.